Registration No. 333-

As filed with the Securities and Exchange Commission on April 3, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILICOM LTD.
(Exact name of Registrant as specified in its charter and as translated into English)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Atir Yeda Street,
Kfar Sava 4464323, Israel
Tel: (+972) 9-764-4555
Facsimile: (+972) 9-765-1977
(Address and telephone number of Registrant's principal executive offices)

Silicom Connectivity Solutions, Inc.
6 Forest Avenue Paramus
New Jersey, USA, 07652
Tel: 201-843-1175
Facsimile: 201-843-1457
 (Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ADV. IVOR KRUMHOLTZ, ADV.
Yigal Arnon & Co.
1 Azrieli Center Tel Aviv, 67021 Israel Tel: (+972) 3-608-7757 Fax: (+972) 3-608-7714

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares			$1	$0	(4)

(1) This registration statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered ordinary shares which the registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all ordinary shares covered by this registration statement will not exceed $80,000,000 or the equivalent amount denominated in one or more foreign currencies.

(2) An indeterminate number of ordinary shares are registered for issuance by the registrant as may from time to time be issued hereunder at indeterminate prices, provided that the aggregate offering price of common stock offered by the registrant hereunder will not exceed $80,000,000.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4) Pursuant to Rule 415(a)(6) and Rule 457(p) under the Securities Act, the registrant is applying the previously paid filing fee of $10,304 associated with $80,000,000 of unsold securities under its registration statement on Form F-3 (No. 333-194813) declared effective by the Securities and Exchange Commission on April 4, 2014 (the "Prior Registration Statement") to offset the total filing fee of $9,272 that would otherwise be due hereunder. Accordingly, the registrant is not required to pay additional filing fees in connection with this registration statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the earlier of (i) the effective date of the current registration statement, or (ii) 180 days after the third anniversary of the Prior Registration Statement.

________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated April 3, 2017

PROSPECTUS

$80,000,000
Ordinary Shares

We may offer and sell under this prospectus, from time to time, the ordinary shares described in this prospectus, in one or more offerings, up to an aggregate of $80,000,000.

 Our ordinary shares currently trade on the NASDAQ Global Select Market under the symbol "SILC".  On March 31, 2017, the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was US$49.67 per share.

     This prospectus provides a general description of the ordinary shares we may offer.  Each time we sell ordinary shares, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of our ordinary shares unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

    We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of our ordinary shares will describe in detail the plan of distribution for that offering.  For general information about the distribution of our ordinary shares offered, please see "Plan of Distribution" in this prospectus on page 22.

                    INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE ORDINARY SHARES OFFERED HEREBY.

                     NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________

ABOUT THIS PROSPECTUS

 You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making, nor will we make, an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction where the offer or sale or solicitation is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

    We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant.  You should read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information by Reference."  The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC's website or at the SEC's offices mentioned under the heading "Where You Can Find More Information.

As used herein or any in any document incorporated by reference hereto, the "Company", "Silicom Ltd.", "Silicom", "Registrant", "we", "us", or "our" refer to Silicom Ltd. and its wholly owned subsidiaries. All references herein to "dollars" or "$" are to United States dollars, and all references to "Shekels" or "NIS" are to New Israeli Shekels.

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we may sell from time to time our ordinary shares described in this prospectus in one or more offerings up to a total dollar amount of $80,000,000 or the equivalent denominated in foreign currencies. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of our ordinary shares, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of our ordinary shares we may offer. Each time we sell our ordinary shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the ordinary shares covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

    This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward‑looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward‑looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors" and "Forward‑Looking Statements."

ABOUT SILICOM LTD.

Our Business

    Our legal and commercial name is Silicom Ltd. We were incorporated under the laws of Israel in 1987, and we operate under Israeli law and legislation. Our registered and principal executive offices are located in Israel at 14 Atir Yeda Street, Kfar Sava 4464323, Israel, and our telephone number is +972-(0)9-764-4555.

    We are currently an industry-leading provider of high-performance networking and data infrastructure solutions. Designed primarily to increase data center efficiency, our solutions dramatically improve the performance and availability of networking appliances and other server-based systems. Our products are used by a large and growing base of OEM customers, many of whom are market leaders, as performance-boosting solutions for their offerings in the Cyber Security, Network Monitoring and Analytics, Traffic Management, Application Delivery, WAN Optimization, SD-WAN (Software-Defined Wide Area Network), High Frequency Trading and other mission-critical segments within the fast-growing data center, enterprise networking, virtualization, cloud computing and big data markets. Our product portfolio includes multi-port 1/10/25/40/100 Gigabit Ethernet server adapters, Intelligent Bypass solutions, Encryption accelerators, Ultra Low Latency solutions, Time Stamping and other innovative Smart adapters. These products are available for incorporation directly into our OEM customers' systems, or provided as part of our patented SETAC (Server To Appliance Converter), a unique approach to the provision of high quality standard platforms with modular front connectivity.

    Our website is http://www.silicom.co.il. We do not intend for any information contained on our internet website to be considered part of this prospectus, and we have included our website address in this prospectus solely as an inactive textual reference.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words "projects," "expects," "may," "plans" or "intends," or words of similar import, identifies a statement as "forward-looking." The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at "Risk Factors."  We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

RISK FACTORS

Investing in our ordinary shares involves significant risks. Please see the risk factors under the heading "Risk Factors" in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports filed with or furnished to the SEC since the filing of our most recent Annual Report on Form 20-F and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in our ordinary shares. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

MARKET PRICE DATA

Our ordinary shares are registered for trading on the NASDAQ Global Select Market, where our shares have been listed and traded under the symbol SILC since January 2, 2014.  Prior thereto our shares were listed and traded on the NASDAQ Global Market (previously NASDAQ National Market) under the symbol SILC (previously SILCF) from February 11, 2008. Prior thereto, our shares were listed and traded on the NASDAQ Capital Market (previously known as the NASDAQ Small-Cap).

The table below sets forth the high and low reported sales prices in dollars of our ordinary shares, as reported by NASDAQ during the indicated periods:

PERIOD	HIGH	LOW
LAST SIX CALENDAR MONTHS
March 2017	50	37.35
February 2017	39.01	35.02
January 2017	41.5	34.86
December 2016	41.11	37.60
November 2016	41.20	34.46
October 2016	42.69	34.89
FINANCIAL QUARTERS DURING THE PAST TWO YEARS
First Quarter 2017	50	34.86
Fourth Quarter 2016	42.69	34.46
Third Quarter 2016	44	27.06
Second Quarter 2016	34.35	25.48
First Quarter 2016	34.20	26.15
Fourth Quarter 2015	33.96	25
Third Quarter 2015	37.24	24.86
Second Quarter 2015	44.54	34.80
First Quarter 2015	48.43	32.15
FIVE MOST RECENT FULL FINANCIAL YEARS
2016	44	25.48
2015	48.43	24.86
2014	73.44	26
2013	46.15	17.97
2012	20.33	13.11

On December 27, 2005, we commenced listing our ordinary shares on the Tel Aviv Stock Exchange, or TASE, in Israel under the symbol SILCF (in Hebrew letters), and from January 10, 2006 and until we delisted our ordinary shares from the TASE, effective as of January 28, 2016, our ordinary shares were listed on the TASE under the symbol SILC (in Hebrew letters). Accordingly, the last trading date of our ordinary shares on the TASE was January 26, 2016. The following table sets forth, for the periods indicated, the high and low reported sales prices, in NIS, of the ordinary shares on the TASE:

PERIOD	HIGH	LOW
FINANCIAL QUARTERS DURING THE PAST TWO YEARS
Fourth Quarter 2015	131.10	97.08
Third Quarter 2015	141.60	96.01
Second Quarter 2015	178.30	134.90
First Quarter 2015	189.60	125.00
FIVE MOST RECENT FULL FINANCIAL YEARS
2015	189.60	96.01
2014	257.20	89.74
2013	166.60	66.50
2012	73.00	51.60
2011	80.64	44.16

The closing price of our Ordinary Shares as of March 31, 2017, which was the last full trading day before the filing of this prospectus, as reported on the NASDAQ Global Select Market was US$49.67 per share.

CAPITALIZATION

The following table sets forth our condensed consolidated balance sheet items as of December 31, 2016, in U.S. dollars on an actual basis.  The financial data is derived from our annual audited consolidated financial statements as of December 31, 2016.

As of December 31, 2016 (US dollars, in thousands)
Cash and cash equivalents	11,917
Marketable securities (short-term)	16,263
Marketable securities (long-term)	7,769
SHAREHOLDERS' EQUITY
Silicom Ltd. shareholders' equity:	22
Share capital
Ordinary shares of NIS 0.01 par value -
Authorized: 10,000,000 shares as of December 31, 2016; Issued: 7,396,584 shares as of December 31, 2016; Outstanding: 7,381,613 shares as of December 31, 2016
Additional paid-in capital	46,833
Treasury Shares (at cost) 14,971 ordinary shares as at December 31, 2016	(38)
Retained Earnings	74,575
Total shareholders' equity	121,392
Total Capitalization	121,392

DIVIDEND POLICY

Prior to 2013, we had not paid dividends in the past. On January 14, 2013, we announced that our Board of Directors has adopted a policy for distributing dividends, subject to all applicable laws. According to this policy, each year we will distribute a dividend of up to 50% of our annual distributable profits. As part of the stated policy, the Company's Board of Directors reserves the right to declare additional dividend distributions, to change the rate of dividend distributions (either as a policy or on a one-time basis), to cancel a specific distribution or to cancel the policy as a whole at any time, at its sole discretion.  The actual distribution of a dividend will be subject to meeting the conditions required by applicable law, including the distribution tests set forth in Section 302 of the Companies Law, and to the specific decision of the Company's Board of Directors for each distribution.  Future dividend policy will be reviewed by the Board of Directors based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. Our ability to pay cash dividends may be restricted by instruments governing any of our obligations.

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of 25-30%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder's country of residence. In our case, the applicable withholding tax rate will also depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time.

On March 18, 2013 our Board of Directors declared a dividend of US $0.55 per share which was paid on April 17, 2013 to shareholders of record at the close of the NASDAQ Global Select Market on April 4, 2013, and in the aggregate amount of approximately US $3.9 million for 2012. Taxes were withheld at source by the Company as required pursuant to Israeli law.

On March 18, 2014 our Board of Directors declared a dividend of US $1.00 per share payable on April 17, 2014 to shareholders of record at the close of the NASDAQ Global Select Market on April 3, 2014, and in the aggregate amount of approximately US $7.2 million for 2013. Taxes were withheld at source by the Company as required pursuant to Israeli law.

On March 23, 2015 our Board of Directors declared a dividend of US $1.00 per share payable on April 21, 2015 to shareholders of record at the close of the NASDAQ Global Select Market on April 6, 2015, and in the aggregate amount of approximately US $7.3 million for 2014. Taxes were withheld at source by the Company as required pursuant to Israeli law.

On March 21, 2016 our Board of Directors declared a dividend of US $1.00 per share payable on April 14, 2016 to shareholders of record at the close of the NASDAQ Global Select Market on April 4, 2016, and in the aggregate amount of approximately US $7.3 million for 2015. Taxes were withheld at source by the Company as required pursuant to Israeli law.

On March 15, 2017 our Board of Directors declared a dividend of US $1.00 per share payable on April 5, 2017 to shareholders of record at the close of the NASDAQ Global Select Market on March 27, 2017, and in the aggregate amount of approximately US $7.4 million for 2016. Taxes will be withheld at source by the Company as required pursuant to Israeli law.

Holders of our ordinary shares should consult their own tax advisors as to the United States, Israeli or other tax consequences of the receipt of any dividend distributions made to our shareholders, including, in particular, the effect of any foreign, state or local taxes, and of any taxes withheld at source by the Company.

USE OF PROCEEDS

 Our management will have broad discretion over the use of the net proceeds from the sale of our ordinary shares pursuant to this prospectus.  Unless otherwise indicated in any accompanying prospectus supplement, we intend to use the net proceeds from the sale of our ordinary shares offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures and acquisitions.

THE SECURITIES WE MAY OFFER

The description of our ordinary shares contained in this prospectus, together with any applicable prospectus supplement, summarizes the material terms and provisions of our ordinary shares that we may offer. We will describe in the applicable prospectus supplement relating to any offer of our ordinary shares the particular terms of the ordinary shares offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the offer for our ordinary shares may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material Israeli and U.S. federal income tax considerations relating to our ordinary shares.

We may sell from time to time, our ordinary shares, in one or more offerings.  In this prospectus, we will also refer to the ordinary shares as "securities." The total dollar amount of all ordinary shares that we may issue under this prospectus will not exceed $80,000,000.

 This prospectus may not be used to consummate a sale of our ordinary shares unless it is accompanied by a prospectus supplement.  Before you invest in our ordinary shares, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

DESCRIPTION OF ORDINARY SHARES

    Our registered share capital consists of a single class of ordinary shares, par value NIS 0.01 per share.  As of March 31, 2017, our authorized share capital consisted of 10,000,000 ordinary shares, there were 7,381,613 of our ordinary shares outstanding and 7,396,584 of our ordinary shares issued.

All our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description summarizes general terms and provisions that apply to our ordinary shares.  Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our Memorandum of Association and Amended and Restated Articles of Association, each of which are on file with the SEC. See "Where You Can Find More Information."

Corporate Powers. We were incorporated and registered under the laws of the State of Israel in 1987 under the registration number 52-004112-0, and we operate under Israeli law and legislation. The principal legislation under which we operate is the Israeli Companies Law, 5759-1999, as amended, or the Companies Law.   Pursuant to our Amended and Restated Articles of Association we may engage in any business which is not prohibited by law in force in the State of Israel.

Rights to Own Securities.  Our ordinary shares may generally be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of the stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except under certain circumstances for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Share Rights, Preferences and Restrictions. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Companies Law. Our Board of Directors is authorized to declare dividends, and although it has declared cash dividends in past years, as detailed above, there can no assurance that we will declare dividends in the future.

Holders of ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders.  The ordinary shares do not have cumulative voting rights in the election of directors.  Thus, the holders of ordinary shares conferring more than 50% of the voting power have the power to elect all of the Company's directors (other than external directors whose election is subject to special majority requirements which are set forth in the Companies Law), to the exclusion of the remaining shareholders.

Our shareholders do not have liability for capital calls of the Company, except for any unpaid sum in respect of shares held by a shareholder who is not, by the terms of allotment thereof or otherwise, payable at a fixed time.  With regards to such unpaid sum, the shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors.

We may redeem any of our own shares for such fair value as determined by a resolution of directors, as long as that such redemption is out of retained earnings and there is no reasonable concern that the redemption will keep the company from meeting its existing and expected obligations when they fall due.

Meetings of Shareholders. An annual general meeting of our shareholders shall be held once in every calendar year, but in no event later than fifteen (15) months after the previous annual general meeting, at such time and at such place either within or without the State of Israel as may be determined by our Board of Directors.

Our Board of Directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

Each shareholder of record is entitled to receive prior notice of a meeting of shareholders delivered no less than 21 days prior to the date of such meeting (though there are instances pursuant to the Companies Law which may require advance notice of a meeting of shareholders of no less than 35 days).

Pursuant to our Amended and Restated Articles of Association, no business may be commenced at a general meeting until a quorum of two or more shareholders holding at least 33 1/3% of the voting rights is present in person or by proxy. Shareholders may vote in person or by proxy.  A meeting adjourned for lack of a quorum is generally adjourned to the same day in the next week, at the same time and place, or to any time and place as the chairman may determine.  If at such reconvened meeting a quorum is not present within half an hour from the time appointed for holding the meeting, two shareholders present in person or by proxy will constitute a quorum, regardless of the number of shares represented.

Directors.  Our Amended and Restated Articles of Association provide for a Board of Directors of not less than two and not more than eight members. At the annual general meeting of the shareholders held on June 8, 2016, it was decided to adopt a new directors voting mechanism, and to amend the Amended and Restated Articles of Association accordingly. Under the new directors voting mechanism, directors are divided into three groups, Group A, Group B and Group C. Each group is brought for re-election once every three years, on a rotating basis, such that at each annual general meeting of the shareholders a given group of directors is brought for election, to serve on a continuous basis for a three-year term, until the third annual general meeting following the meeting on which such group was elected for service and until their respective successors are duly elected, at which point their term in office shall expire. At each annual general meeting, the annual general meeting shall be entitled to elect directors to replace the directors whose three-year term in office has expired, and so on ad infinitum, so that each year, the term in office of one group of directors shall expire. Other office holders serve at the discretion of the Board of Directors.

Mr. Avi Eizenman was re-elected to our Board of Directors by our shareholders most recently on June 8, 2016 to serve until the Annual General Meeting to be held in the year 2019, and until his successor has been duly elected, subject to the Companies Law and our Amended and Restated Articles of Association. Mr. Shaike Orbach was re-elected to our Board of Directors by our shareholders most recently on June 8, 2016 to serve until the next Annual General Meeting in 2017. Mr. Eli Doron was re-elected to our Board of Directors by our shareholders most recently on June 8, 2016, to serve until the Annual General Meeting to be held in 2018.

The Companies Law requires that an office holder of a company promptly disclose, no later than the first board meeting in which such transaction is discussed, any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by the office holder's relative (which includes for these purposes any members of his/her (or his/her spouse's) immediate family or the spouses of any such members of his or her (or his/her spouse's) immediate family), or by any corporation in which the office holder or the office holder's relative is a 5% or greater shareholder, holder of 5% or more of the voting power, director or chief executive officer or in which he or she has the right to appoint at least one director or the chief executive officer. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities.

In the case of a transaction in which an office holder of the company has a personal interest and which is not an extraordinary transaction, after the office holder complies with the above disclosure requirement, board approval is required unless the articles of association of the company provide otherwise. The transaction must be for the benefit of the company. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the audit committee and by the Board of Directors, and, under specified circumstances, by a meeting of the shareholders, as well.

Subject to certain exceptions provided for in the regulations to the Companies Law, agreements regarding directors' terms of compensation require the approval of the compensation committee, Board of Directors and the shareholders of the company. The transaction must be for the benefit of the company.

In matters concerning an extraordinary transaction in which a person has a personal interest, as well as matters concerning his or her terms of compensation, he or she shall not be permitted to vote on the matter or be present in the audit committee or Board of Directors meeting in which the matter is considered, however, with respect to an office holder, he/she may be present at the meeting discussions if the chairman determines that the presence of the office holder is necessary in order to present the matter. However, if a majority of the audit committee or of the Board of Directors has a personal interest in the matter then:

•	all of the directors are permitted to vote on the matter and attend the meeting in which the matter is considered; and

•	the matter requires approval of the shareholders at a general meeting.

According to the Companies Law, the personal interest disclosure requirements discussed above also apply to a controlling shareholder of a public company. Such requirements also apply to certain shareholders of a public company who have a personal interest in the adoption by the shareholders of certain proposals with respect to (i) certain private placements that will increase their relative holdings in the company, (ii) certain special tender offers or forced bring along share purchase transactions, (iii) election of external directors, (iv) approval of a compensation policy governing the terms of employment and compensation of office holders, (v) approval of the terms of employment and compensation of the chief executive officer, (vi) approval of the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company's shareholders, and (vii) approving the appointment of either (1) the chairman of the board or his/her relative as the chief executive officer of the company, or (2) the chief executive officer or his/her relative as the chairman of the Board of Directors of the company. If any shareholder casting a vote at a shareholders meeting in connection with such proposals as aforesaid does not notify the company if he, she or it has a personal interest with respect to such proposal, his, her or its vote with respect to the proposal will be disqualified.

The term "controlling shareholder" is defined as a shareholder who has the ability to direct the activities of a company, other than if this power derives solely from the shareholder's position on the Board of Directors or any other position with the company, and the definition of "controlling shareholder" in connection with matters governing: (i) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, (ii) certain private placements in which the controlling shareholder has a personal interest, (iii) certain transactions with a controlling shareholder or relative with respect to services provided to or employment by the company, (iv) the terms of employment and compensation of the chief executive officer, and (v) the terms of employment and compensation of office holders of the company when such terms deviate from the compensation policy previously approved by the company's shareholders, also includes shareholders that hold 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company (and the holdings of two or more shareholders which each have a personal interest in such matter will be aggregated for the purposes of determining such threshold).

In general, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and agreements relating to non-office holder employment and compensation terms of a controlling shareholder (or a relative of such) or to the provision of services to the company by such controlling shareholder (or relative of such), require the approval of the audit committee, the Board of Directors and the shareholders of the company. Agreements relating to the terms of office and employment of a controlling shareholder (or relative of such) as an office holder in the company require the approval of the compensation committee, the Board of Directors and the shareholders of the company.

The shareholder approval for such matters requiring shareholder disclosure of a personal interest as noted above, generally must either include at least a majority of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company. The shareholder approval for approving the appointment of either (1) the chairman of the board or his/her relative as the chief executive officer of the company, or (2) the chief executive officer or his/her relative as the chairman of the Board of Directors of the company, must either include at least two-thirds of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company. Agreements and extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, or agreements relating to any employment terms of a controlling shareholder (or relative if such) or to the provision of services to the company by such controlling shareholder (or relative if such), as aforesaid, with duration exceeding three years, are subject to re-approval once every three years by the audit committee (or compensation committee, as applicable), the Board of Directors and the shareholders of the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest may be approved in advance for a period exceeding three years if the audit committee determines such approval reasonable under the circumstances. In addition, agreements and extraordinary transactions with duration exceeding three years which were approved prior to Amendment 16 to the Companies Law, which was passed by the Israeli legislature, the Knesset, in March 2011 and which came into effect gradually during the year 2011 ("Amendment 16") will need to be re-approved by the proper corporate actions at the later of (i) the first general meeting held after May 14, 2011, (ii) November 14, 2011 or (iii) the expiration of three years from the date on which they were originally approved, even though they were properly approved prior to the passing of the Amendment 16.

The Board of Directors of an Israeli company whose shares or debentures are publicly traded is obligated to adopt a compensation policy governing the terms of office and employment of office holders, after considering the recommendations of the compensation committee. The final adoption of the compensation policy is subject to the approval of the shareholders of the company. Such shareholder approval is subject to certain special majority requirements, as set forth in the Companies Law, pursuant to which the shareholder majority approval must also either include at least a majority of the shares held by non-controlling and disinterested shareholders who actively participate in the voting process (without taking abstaining votes into account), or, alternatively, the total shareholdings of the non-controlling and disinterested shareholders who voted against the transaction must not represent more than two percent of the voting rights in the company.

Nonetheless, even if the shareholders of the company do not approve the proposed compensation policy, the Board of Directors of a company may approve the proposed compensation policy, provided that the compensation committee and, thereafter, the Board of Directors resolved, based on detailed, documented, reasons and after a second review of the compensation policy, that the approval of such compensation policy is for the benefit of the company.

Pursuant to the Companies Law, the terms of office and employment of an office holder in a public company should be in accordance with the company's compensation policy. Nonetheless, provisions were established in the Companies Law that allow a company, under special circumstances, to approve terms of office and employment that are not in line with the approved compensation policy.

Terms of office and employment of office holders who are neither directors nor the chief executive officer and which comply with the company's compensation policy require approval by the (i) compensation committee; and (ii) the Board of Directors.  Approval of terms of office and employment for such office holders which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the Board of Directors, approved the terms after having  taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company approved the terms of office and employment for such office holders by means of the special majority required for approving the compensation policy (as detailed above). Following the Amendment to the Affiliation Regulations (as defined below), non-material changes to the terms of compensation of office holders who are subordinated to the company chief executive officer will require only chief executive officer approval, provided that the company's compensation policy includes a reasonable range for such non-material changes.

Terms of office and employment of the chief executive officer which comply with the company's compensation policy require approval by the (i) compensation committee; (ii) the Board of Directors and (iii) the shareholders of the company by means of the special majority required for approving the compensation policy (as detailed above). Approval of terms of office and employment for the chief executive officer which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the Board of Directors, approved the terms after having  taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company approved the terms of office and employment for the chief executive officer which deviate from the compensation policy by means of the special majority required for approving the compensation policy (as detailed above).  Notwithstanding the foregoing, a company may be exempted from receiving shareholder approval with respect to the terms of office and employment of a proposed candidate for chief executive officer if such candidate meets certain independence criteria, the terms of office and employment are in line with the compensation policy, and the compensation committee has determined for specified reasons that presenting the matter for shareholder approval would thwart the proposed engagement. In addition, following the Amendment to the Affiliation Regulations, the terms of compensation of the chief executive officer will not require shareholders approval when extending or re-approving the company's engagement with its chief executive officer, provided that such terms are not more beneficial compared to his previous compensation terms approved by the shareholders pursuant to the Companies Law and provided that such terms comply with the company's compensation policy.

Terms of office and employment of office holders (including the chief executive officer) that are not directors may nonetheless be approved by the company despite shareholder rejection, provided that a company's compensation committee and thereafter the Board of Directors have determined to approve such terms of office and employment based on detailed reasoning, after having re-examined the proposed terms of office and employment, and having taken the shareholder rejection into consideration.

Terms of office and employment of directors which comply with the company's compensation policy require approval by the (i) compensation committee; (ii) the Board of Directors and (iii) the shareholders of the company. Approval of terms of office and employment for directors of a company which do not comply with the compensation policy may nonetheless be approved subject to two cumulative conditions: (i) the compensation committee and thereafter the Board of Directors, approved the terms after having  taken into account the various policy considerations and mandatory requirements set forth in the Companies Law with respect to office holder compensation, and (ii) the shareholders of the company have approved the terms by means of the special majority required for approving the compensation policy (as detailed above).

Private placements in a public company require approval by a company's Board of Directors and shareholders in the following cases:

1.	A private placement that meets all of the following conditions:

•
The private placement will increase the relative holdings of a shareholder that holds five percent or more of the company's outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person, or that will cause any person to become, as a result of the issuance, a holder of more than five percent of the company's outstanding share capital.

•	20 percent or more of the voting rights in the company prior to such issuance are being offered.

•	All or part of the consideration for the offering is not cash or registered securities, or the private placement is not being offered at market terms.

2.	A private placement which results in anyone becoming a controlling shareholder of the public company.

In addition, under the Companies Law, certain transactions or a series of transactions are considered to be one private placement.  A private placement that meets all of the above conditions, and which must be approved by the shareholders, must also be for the benefit of the company.

Any placement of securities that does not fit the above description may be issued at the discretion of the Board of Directors.

The Companies Law requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint no less than two external directors, unless certain conditions are met by the company pursuant to a recently enacted amendment to the Companies Regulations (Relief for Companies Whose Shares are Registered for Trading Outside of Israel) – 2000 (the "Relief Regulations" and the "Amendment to the Relief Regulations", respectively), as further detailed below. No person may be appointed as an external director if the person or the person's relative, partner, employer or any entity under the person's control, has or had, on or within the two years preceding the date of the person's appointment to serve as external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company.  The term "affiliation" includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis or control; and

•	service as an office holder.

Relatives of the controlling shareholder may not be appointed as external directors of a company. If the company does not have a controlling shareholder or a shareholder who holds company shares entitling him to vote at least 25% of the votes in a shareholders meeting, no person may be appointed as an external director if the person or the person's relative, partner, employer or any entity under the person's control, has or had, on or within the two years preceding the date of the person's appointment to serve as external director, any affiliation on the date of the person's appointment with the chairman of the Board of Directors, chief executive officer, substantial shareholder (who holds at least 5% of the issued and outstanding shares of the company or voting rights which entitle him to vote at least 5% of the votes in a shareholders meeting) or chief financial officer.

No person may serve as an external director if the person, the person's relative, spouse, employer or any entity controlling or controlled by the person, has a business or professional relationship with someone with whom affiliation is prohibited, even if such relationship is not maintained on a regular basis, except negligible relationships. In addition, pursuant to the recently enacted amendment to the Companies Regulations (Matters Which do not Constitute Affiliation), 2006, effective as of April 3, 2016 (the "Amendment to the Affiliation Regulations"), business or professional relationship maintained on a regular basis between the company and the external director will not constitute affiliation if the relationship commenced after the appointment of the external director for office, the company and the external director consider the relationship to be negligible and the audit committee approved, based on information presented to it, that the relationship is negligible, and the external director declared that he did not know and could not have reasonably know about the formation of the relationship and has no control over its existence or termination.

A public company, entity controlling or entity under common control with the company may not grant an external director, his/her spouse or child, any benefit, and may not appoint him/her, his/her spouse or child, to serve as an office holder of the company or of an entity under common control with the company, may not employ or receive professional services in consideration from him/her or an entity controlled by him/her unless two years have passed as of the end of service as external director in the company, and regarding a relative who is not a spouse or child – one year as of the end of service as external director.

A person shall be qualified to serve as an external director only if he or she possesses accounting and financial expertise or professional qualifications.  At least one external director must possess accounting and financial expertise.  The conditions and criteria for possessing accounting and financial expertise and professional qualifications were determined in regulations promulgated by the Israeli Minister of Justice in consultation with the Israeli Securities Authority.   The regulations mandate that a person is deemed to have "expertise in finance and accounting" if his or her education, experience and qualifications provide him or her with expertise and understanding in business - accounting matters and financial statements, in a way that allows him or her to understand, in depth, the company's financial statements and to encourage discussion about the manner in which the financial data is presented.

The company's Board of Directors must evaluate the proposed external director's expertise in finance and accounting, by considering, among other things, his or her education, experience and knowledge in the following: (i) accounting and auditing issues typical to the field in which the company operates and to companies of a size and complexity similar to such company; (ii) a company's external public accountant's duties and obligations; and (iii) preparing company financial statements and their approval in accordance with the Companies Law and the Israeli Securities Law, 5728-1968 (the "Securities Law").

A director is deemed to be "professionally qualified" if he or she meets any of the following criteria: (i) has an academic degree in any of the following professions: economics, business administration, accounting, law or public administration; (ii) has a different academic degree or has completed higher education in a field that is the company's main field of operations, or a field relevant to his or her position; or (iii) has at least five years experience in any of the following, or has a total of five years experience in at least two of the following: (A) a senior position in the business management of a corporation with significant operations, (B) a senior public position or a senior position in public service, or (C) a senior position in the company's main field of operations.  The Board of Directors here too must evaluate the proposed external director's "professional qualification" in accordance with the criteria set forth above.

The candidate to serve as an external director must sign a declaration stating that the abovementioned criteria are met as required by law for the appointment of such candidate as an external director.

No person may serve as an external director if the person's position or other business activities create, or may create, a conflict of interest with the person's responsibilities as an external director or may otherwise interfere with the person's ability to serve as an external director.  If, at the time external directors are to be appointed, all current members of the Board of Directors who are not controlling shareholders or relatives of such shareholders are of the same gender, then at least one external director must be of the other gender.

External directors are to be elected by a majority vote at a shareholders meeting, provided that either:

•
the majority of shares voted at the meeting, including more than one-half of the shares held by non-controlling and disinterested shareholders that voted at the meeting, vote in favor of election of the director; or

•
the total number of shares held by non-controlling and disinterested shareholders that voted against the election of the director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an external director is three years and may be extended twice for additional three year terms, provided that with respect to the appointment for each such additional three-year term, one of the following has occurred:  (i) the reappointment of the external director has been proposed by one or more shareholders holding together 1% or more of the aggregate voting rights in the company and the appointment was approved at the general meeting of the shareholders by a simple majority, provided that: (1)(x) in calculating the majority, votes of controlling shareholders or shareholders having a personal interest in the appointment as a result of an affiliation with a controlling shareholder and abstentions are disregarded and (y) the total number of votes of shareholders who do not have a personal interest in the appointment (other than an interest solely as a result of an affiliation with a controlling shareholder) or who are not controlling shareholders, present and voting in favor of the appointment exceed 2% of the aggregate voting rights in the company, and (2) the external director who has been nominated in such fashion is not a linked or competing shareholder, and does not have or has not had, on or within the two years preceding the date of such person's appointment to serve as another term as external director, any affiliation with a linked or competing shareholder. The term "linked or competing shareholder" means the shareholder(s) who nominated the external director for reappointment or a substantial shareholder of the company holding more than 5% of the shares in the company, provided that at the time of the reappointment, such shareholder(s) of the company, the controlling shareholder of such shareholder(s) of the company, or a company under such shareholder(s) of the company's control, has a business relationship with the company or are competitors of the company; the Israeli Minister of Justice, in consultation with the Israeli Securities Authority, may determine that certain matters will not constitute a business relationship or competition with the company; or (ii) the reappointment of the external director has been proposed by the Board of Directors and the appointment was approved by the majority of shareholders required for the initial appointment of an external director; or (iii) the external director has proposed himself for reappointment and the reappointment was approved as provided in sub-section (i) above. The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NASDAQ Global Select Market, may be further extended, indefinitely, in increments of additional three-year terms, in each case provided that, in addition to re-election in such manner described above: (1) the audit committee and subsequently the Board of Directors of the company confirm that, in light of the external director's expertise and special contribution to the work of the Board of Directors and its committees, the re-election for such additional period is beneficial to the company; and (2) prior to the approval of the reelection of the external director, the company's shareholders have been informed of the term previously served by such nominee and of the reasons why the Board of Directors and audit committee recommended the extension of such nominee's term. External directors may be removed only by the same majority required for their election as stipulated herein above, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company.  Each committee of a company's Board of Directors which has been granted any authority normally reserved for the Board of Directors must include at least one external director, unless the Company opts to comply with the Amendment to the Relief Regulations, as detailed below.

Pursuant to the Amendment to the Relief Regulations, a company may choose not to appoint external directors if it meets all of the following conditions:

•
the company's shares are listed on a foreign securities exchange which is referenced in Section 5A(c) of the Regulations, which includes, among others, the New York Stock Exchange (NYSE); NASDAQ Global Select Market; and NASDAQ Global Market;

•	the company does not have a controlling shareholder; and

•
the company complies with the requirements of the foreign securities laws and stock exchange regulations relating to appointment of independent directors and composition of audit and compensation committees as applicable to companies which are incorporated under the laws of such foreign countries.

Pursuant to the Amendment to the Relief Regulations, Israeli companies which meet the above conditions may opt to comply with the applicable foreign exchange rules governing the appointment of independent directors and composition of audit and compensation committees applicable to U.S. domestic issuers (which with respect to the Company are the NASDAQ Listing Rules and the rules set forth in the Exchange Act of 1934) instead of complying with the Companies Law provisions relating to external directors. An external director who was elected to serve as such prior to the date on which the company opted to comply with the applicable foreign exchange rules governing the appointment of independent directors as set forth above may continue to serve as a director on the company's Board of Directors until the earlier of (i) the end of his three year term, or (ii) the second annual general meeting following the company's decision to comply with the said applicable foreign exchange rules.

Under the NASDAQ Listing Rules a majority of the Board of Directors must be comprised of independent directors. An independent director is a person other than an Executive Officer (the company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company, and  officers of the company's parents or subsidiaries (if they perform policy-making functions for the company)) or employee of the company or any other individual having a relationship which, in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Family Member is defined as a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home. Under the NASDAQ Listing Rules, the following persons shall not be considered independent: (i) a director who is, or at any time during the past three years was, employed by the company; (ii) a director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (with the exception of certain types of compensation and benefits); (iii) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an Executive Officer; (iv) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an Executive Officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more (with certain exceptions); (v) a director of the company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the company serve on the compensation committee of such other entity; or (vi) a director who is, or has a Family Member who is, a current partner of the company's independent auditor, or was a partner or employee of the company's independent auditor who worked on the company's audit at any time during any of the past three years. Under the NASDAQ Listing Rules the Board of Directors has a responsibility to make an affirmative determination that no such relationships exist with respect to independent directors.

An external director is entitled to compensation, as provided in regulations adopted under the Companies Law, and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

On July 1, 2010, Mr. Ilan Erez was elected as an external director for an initial term of three years in accordance with the provisions of the Companies Law, with such terms ending as of July 1, 2013. At the Annual General Meeting of our shareholders held on April 14, 2013, the shareholders re-elected Mr. Ilan Erez as an external director for a second three-year term, and elected Ms. Ayelet Aya Hayak as an external director for an initial three-year term, with such terms of office for the external directors commencing as of July 1, 2013.  Mr. Ilan Erez and Ms. Ayelet Aya Hayak were re-elected as external directors for a third three-year term and second three-year term, respectively, at the Annual General Meeting of our shareholders, which took place on June 8, 2016.

                Mergers and Acquisitions. There are no specific provisions of our Memorandum of Association or Amended and Restated Articles of Association that would have an effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, certain provisions of the Companies Law may have such effect. In addition, the directors voting mechanism detailed above may also have that effect.

                 A merger of the Company will require the approval of the holders of a majority of the voting power of the Company. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

                The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company's outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

                If as a result of an acquisition of shares the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

                The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

PLAN OF DISTRIBUTION

 We may sell the securities being offered hereby in any one or more of the following methods from time to time:

•	to or through one or more underwriters on a firm commitment or best efforts basis;

•
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through privately negotiated transactions;

•	directly to purchasers, including our affiliates;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	in "at the market offerings," to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

•	in any combination of these methods of sale.

 The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

•	the public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers;

•	any securities exchanges or markets on which such securities may be listed. and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

 If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

 Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.  We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

          An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of our ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

AUTHORIZED REPRESENTATIVE

    Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act, is Silicom Connectivity Solutions, Inc., 6 Forest Avenue Paramus, New Jersey, USA, 07652, Tel: 201-843-1175, Facsimile: 201-843-1457.

OFFERING EXPENSES

    The following is a statement of expenses in connection with the registration of the securities being registered under this registration statement. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$1	(1)
Legal fees and expenses		$(2)
fees and expenses Accountants		$(2)
Printing fees		$(2)
Miscellaneous		$(2)
Total		$(2)

(1)
Pursuant to Rule 415(a)(6) and Rule 457(p) under the Securities Act, the registrant is applying the previously paid filing fee of $10,304 associated with $80,000,000 of unsold securities under its registration statement on Form F-3 (No. 333-194813) declared effective by the Securities and Exchange Commission on April 4, 2014 (the "Prior Registration Statement") to offset the total filing fee of $9,272 that would otherwise be due hereunder. Accordingly, the registrant is not required to pay additional filing fees in connection with this registration statement.

(2)    The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable with respect to any offering of ordinary shares

LEGAL MATTERS

The validity of the securities offered in this prospectus and any accompanying prospectus supplement will be passed upon for us by Yigal Arnon & Co., our Israeli counsel.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2015 and 2016, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein from our report on Form 6-K filed on March 28 in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR
SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, all of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of the assets of such persons and of ours are located outside the United States.  For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor "Israeli courts might not enforce judgments rendered outside of Israel" under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form F−3 under the Securities Act, with respect to the securities offered by this prospectus.  The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

    We are required to file reports and other information with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder applicable to foreign private issuers. Although as a foreign private issuer we are not required to file periodic information as frequently or as promptly as United States companies, we generally do publicly announce our quarterly and year-end results promptly and file periodic information with the SEC under cover of Form 6-K. We are also exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our office holders, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices.  You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).  As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission's EDGAR system are available for retrieval on the Securities and Exchange Commission's website at www.sec.gov.

A copy of this prospectus and our Amended and Restated Articles of Association, are available for inspection at our offices located at 14 Atir Yeda Street, Kfar Sava 4464323, Israel.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC.  Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.  We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on April 26, 2016.

•
Our reports of foreign private issuer on Form 6-K furnished to the SEC on the following dates: April 26, 2016; May 9, 2016; June 1, 2016; June 9, 2016; June 13, 2016; July 5, 2016; July 11, 2016; July 25, 2016; August 1, 2016; August 8, 2016; August 23, 2016; September 20, 2016; October 5, 2016; October 18, 2016; October 27, 2016; November 7, 2016; January 3, 2017; January 9, 2017; January 30, 2017; February 23, 2017; March 15, 2017 (Film No. 17689967); March 15, 2017 (Film No. 17690115); March 21, 2017; March 28, 2017.

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•
The description of the Registrant's ordinary shares contained in the Registrant's Registration Statement on Form F-1, File No. 33-73662 (filed on December 30, 1993), as amended, including any amendment or report filed for the purpose of updating such description.

 We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officer holders, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

 We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Silicom Ltd.
14 Atir Yeda Street,
Kfar Sava  4464323, Israel
Tel: 972-9-764-4555
Attn.: Eran Gilad

   You may also obtain information about us by visiting our website at http://www.silicom.co.il. We do not intend for any information contained on our internet website to be considered part of this prospectus, and we have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under applicable corporate or securities laws and regulations, including posting any XBRL interactive financial data required to be filed with the SEC, and any notices of general meetings of our shareholders.

 You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations.  Our affairs may change after this prospectus or any supplement is distributed.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.      INDEMNIFICATION OF DIRECTORS AND OFFICE HOLDER

The Companies Law and the Securities Law, as were most recently amended, provide that a company may include in its articles of association provisions allowing it to:

1. partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the company due to any breach of such office holder's duty of care towards the company in a "distribution" (as defined in the Companies Law).

2. enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)                  the breach of his duty of care to the company or any other person;

(b)              the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)                   monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.  indemnify an office holder of the company for:

(a) monetary liabilities or obligations imposed upon, or actually incurred by, such office holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court, by reason of acts or omissions of such office holder in his or her capacity as an office holder of the company;

(b) reasonable litigation expenses, including attorney's fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such office holder in his or her capacity as an office holder; and

(c) reasonable litigation expenses, including attorneys' fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such office holder in his or her capacity as an office holder of the company.

The Companies Law provides that a company's articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

•
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company's Board of Directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the Board of Directors has determined is reasonable for such indemnification under the circumstances; and

•	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

•	a breach of his fiduciary duty, except to the extent described above;

•	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

•	an act or omission done with the intent to unlawfully realize personal gain;

 or

•	a fine or monetary settlement imposed upon him.

The Companies Law adds that such clauses in a company's articles of association that contradict the clauses of the Companies Law regarding indemnification or exemption of, or insurance for liabilities for an office holder are void.

The Companies Law also states that accepting a company's undertaking for indemnification or exemption of the liabilities of an office holder, or entering into an insurance contract which would provide coverage for the liability of an office holder with respect to such office holder's breach of his or her fiduciary duty, is also void and amounts to that office holder's breach of his or her fiduciary duty towards the company.

Further, the Securities Law prohibits companies from exempting or indemnifying in advance or entering into a contract to insure the liability of an office holder of the company for (A) financial sanction pursuant to the provisions of Chapter H'3 of the Securities Law; (B) administrative infringements pursuant to the provisions of Chapter H'4 of the Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 of the Securities Law.

However, an office holder, acting in the capacity of an office holder, could be exempted or indemnified by a company, and the company may enter into a contract to insure the liability of its office holders, for (A) expenses, including reasonable attorney's fees and litigation expenses pursuant to the mentioned Chapters of the Securities Law, and (B) payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law.

Under the Companies Law, the term "office holder" may include a director, managing director, chief executive officer, chief business officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person's title.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and Board of Directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

Our Amended and Restated Articles of Association currently in effect, as well as the Executive Compensation Policy of the Company which was re-approved by our shareholders on June 8, 2016 as required pursuant to the Companies Law, allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law and the Securities Law. We have entered into agreements with our office holders according to which we have undertaken to indemnify them to such extent. The form of such agreement is attached as Appendix A to the Proxy Statement included as Exhibit 2 to the Form 6-K filed by the Company with the SEC on March 1, 2012. We have never had the occasion to indemnify any of our office holders and are not aware of any pending or threatened litigation or proceeding involving any our office holders in which indemnification is sought. We also maintain a directors and officers insurance policy.

ITEM 9.      EXHIBITS

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form F-3, which Exhibit Index is incorporated herein by reference.

ITEM 10.   UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post−effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to  registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

               (i) If the Registrant is relying on Rule 430B:

                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement  in reliance on Rule 430B relating to an offering made pursuant to  Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

               (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, Israel, on April 3, 2017.

SILICOM LTD. By: /s/ Shaike Orbach Shaike Orbach Director, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Shaike Orbach, Avi Eizenman, Eran Gilad or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Avi Eizenman Avi Eizenman	Chairman of the Board	April 3, 2017
/s/ Shaike Orbach Shaike Orbach	Director, President and Chief Executive Officer (Principal Executive Officer)	April 3, 2017
/s/ Eran Gilad Eran Gilad	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 3, 2017
/s/ Eli Doron Eli Doron	Director	April 3, 2017
/s/ Ilan Erez Ilan Erez	External Director	April 3, 2017
/s/ Ayelet Aya Hayak Ayelet Aya Hayak	External Director	April 3, 2017
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Silicom Connectivity Solutions, Inc. By: /s/ Avi Eizenman Avi Eizenman April 3, 2017

EXHIBIT INDEX

1†	Form of Underwriting Agreement.
4.1
Amended and Restated Articles of Association, filed by us as an Exhibit to our registration statement on Form S-8, as filed with the Securities and Exchange Commission on February 11, 2008, and incorporated herein by reference.

4.2
Amendment to Amended and Restated Articles of Association of the Registrant, incorporated by reference to Proposal 5 found in Exhibit 2 to the Form 6-K as filed with the Securities and Exchange Commission on March 1, 2012, and incorporated herein by reference.

4.3
Amendment to Amended and Restated Articles of Association of the Registrant, incorporated by reference to Proposal 8 found in Exhibit 2 to the Form 6-K as filed with the Securities and Exchange Commission on April 26, 2016, and incorporated herein by reference.

5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1).
23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.
24	Power of Attorney (included on signature page hereof).

†If applicable, to be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.